Exhibit 99.1
Boots & Coots Stockholders Approve Merger with Halliburton
HOUSTON, (September 15, 2010) – Boots & Coots, Inc. (NYSE Amex: WEL) today announced that its stockholders approved the adoption of the merger agreement providing for the merger of Boots & Coots with and into a wholly owned subsidiary of Halliburton Company at Boots & Coots’ Special Meeting held earlier today.
Over 60% of the outstanding shares of Boots & Coots Common Stock voted in favor of the merger proposal.
Boots & Coots and Halliburton anticipate closing the transaction on or about September 17, 2010, subject to the satisfaction or waiver of other previously disclosed closing conditions.
About Boots & Coots
Boots & Coots, with its headquarters in Houston, Texas, provides a suite of integrated pressure control services to onshore and offshore oil and gas exploration companies around the world. Boots & Coots’ products and services include well intervention services designed to enhance production for oil and gas operators. These services consist primarily of hydraulic workover and snubbing services. Boots & Coots’ equipment services segment provides high pressure, high temperature rental tools. The company’s pressure control services are designed to reduce the number and severity of critical events such as oil and gas well fires, blowouts or other incidences due to loss of control at the well. This segment consists primarily of the company’s Safeguard prevention and emergency response services. Additional information can be found at www.boots-coots.com.
Certain statements included in this news release are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots’ SEC filings, which are available free of charge on the SEC’s web site at www.sec.gov.
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